UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2016

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive Spring, Texas	77389
(Address of principal executive offices)	(Zip Code)

(832) 796-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2016, Southwestern Energy Company (the “Company”) borrowed approximately $1.55 billion (the “Borrowing”) under the Company’s existing Credit Agreement dated December 16, 2013 among JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time parties thereto, and other agents (the “Credit Agreement”). The Company repaid the Borrowing in full on April 1, 2016, although such repayment was not required until the maturity of the Credit Agreement on December 14, 2018. This is in addition to other borrowings in the ordinary course of business.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

As part of the Company’s ongoing review of options to address its long-term debt maturities, having the cash from the Borrowing as an asset on the Company’s consolidated balance sheet as of the last day of the first quarter of 2016 expands the Company’s flexibility by increasing by approximately $232 million the maximum amount of secured debt or debt of subsidiaries that may be incurred during the second quarter of 2016 in accordance with the Company’s credit facilities and indentures, if the Company should decide to utilize debt of these types to retire, rearrange or extend existing debt and credit facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: April 4, 2016	By:	/s/ R. CRAIG OWEN
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer